Exhibit 99.1

Year-End 2021 - Earnings Release

FOR IMMEDIATE RELEASE

From:  Roger Dick

           Uwharrie Capital Corp

           704-983-6181

Date:  February 28, 2022

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $939.7 million at December 31, 2021, versus $827.8 million at December 31, 2020.

Net income for the twelve-month period ended December 31, 2021, was $10.1 million versus $8.1 million for the same period in 2020.  For the twelve months ended December 31, 2021, net income available to common shareholders was $9.5 million or $1.33 per share compared to $7.5 million or $1.03 per share for December 31, 2020. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The earnings growth for 2021 was driven by recoveries in the Allowance for Loan Losses during 2021 due to a recovering economy from the global pandemic that began in 2020.  Additionally, interest income improved for the year with the continued transition of cash into the investment portfolio and fees recognized as a result of loan forgiveness through the Small Business Administration’s Paycheck Protection Program (SBA PPP).

Contact Roger Dick, Chief Executive Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors.  Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.